NEWS RELEASE

Investor/Media Contact:
William E. Redmond, 973-515-1821
Email: IR@gentek-global.com

GenTek Inc Reports Third Quarter 2007 Results

PARSIPPANY, N.J., November 9, 2007 – GenTek Inc. (NASDAQ: GETI) today announced results for the third quarter ended September 30, 2007. For the third quarter of 2007, GenTek had revenues totaling $151.3 million and operating profit of $20.4 million, after a $10.1 million gain on disposition of long term assets, a $1.7 million restructuring and impairment charge and a $2.6 million gain from curtailment of post retirement benefits. This compares to revenues of $158.5 million and operating profit of $13.8 million in the prior-year period, after a $0.2 million gain on disposition of long term assets and restructuring and impairment charges of $0.2 million. The increase in year over year operating profit is due to gains on the sale of surplus real estate combined with continued strong performance from the chemicals segment. The Company recorded income from continuing operations of $8.6 million, or $0.75 per diluted share, compared to income from continuing operations of $4.3 million, or $0.38 income per diluted share, in the third quarter of 2006.

For the nine months ended September 30, 2007, GenTek had revenues totaling $465.7 million and operating profit of $47.6 million. This compares to revenues of $445.5 million and operating profit of $42.9 million for 2006. The Company had income from continuing operations of $17.7 million, or $1.52 per diluted share in 2007, compared to income from continuing operations of $11.6 million, or $1.07 per diluted share, in the comparable prior-year period. The increase in revenues in 2007 is due in large part to the impact of the acquisitions made in 2006 which benefit both the manufacturing and performance chemicals segments. The increase in operating profit is the result of the gains on real estate sales combined with the favorable results within the performance chemicals segment which more than offset results within the manufacturing segment driven by reduced volumes and unfavorable product mix in the automotive market.

The Company had $12.9 million of cash and $249.0 million of debt outstanding as of September 30, 2007. The Company had no balance outstanding under its revolving credit facility.

For the third quarter of 2007, adjusted EBITDA was $18.2 million which was down $3.7 million from the prior year. EBITDA in the quarter was impacted by the manufacturing segment resulting from weakness in automotive market demand, reduced heavy equipment volumes as a result of recent emission standards changes and inefficiencies associated with the reconfiguration of the automotive manufacturing footprint to the lower cost, non union, Tallahassee, Fl facility. These trends offset continued strength in the company’s Performance Chemicals segment.

For the nine months ended September 30, 2007, adjusted EBITDA was $65.3 million which is down $1.8 million from the prior-year period. Adjusted EBITDA was driven by similar trends identified for the most recent quarter in the manufacturing segment and a non recurring warranty charge for one of our key automotive customers.

“We continue to be pleased with the momentum in our performance chemicals segment and are focused on continuing to expand that momentum through the key strategic investments currently being made in our Augusta, GA facility on product and market expansion. Our manufacturing segment had a difficult quarter of transition inefficiencies to our expanded Tallahassee, Fl facility compounded by both auto and heavy equipment revenue softness. We are focused on completing the manufacturing transition into Tallahassee by year end ‘07, then engineering for an expected start ship of over $93 Million in new auto business in January ‘09. The quarter was also highly successful in generating cash from the disposition of non core and unproductive assets which were utilized to pre pay term debt and repurchase common shares.” said William E. Redmond, Jr. GenTek’s President and CEO.

Adjusted EBITDA

The Company has presented adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as a measure of operating results. Adjusted EBITDA reflects removing the impact of any restructuring, impairment, income from discontinued operations and certain one-time items. Adjusted EBITDA is a non-GAAP (Generally Accepted Accounting Principles) measure, and, as such, a reconciliation of adjusted EBITDA to net income is provided in the attached Schedule 2. GenTek has presented adjusted EBITDA as a supplemental financial measure as a means to evaluate performance of the Company’s business. GenTek believes that, when viewed with GAAP results and the accompanying reconciliation, it provides a more complete understanding of factors and trends affecting the Company’s business than the GAAP results alone. In addition, the Company understands that adjusted EBITDA is also a measure commonly used to value businesses by its investors and lenders.

About GenTek Inc
GenTek provides specialty inorganic chemical products and services for treating water and wastewater, petroleum refining, and the manufacture of personal-care products, and valve-train systems and components for automotive engines. GenTek operates 50 manufacturing facilities and technical centers and has approximately 1,400 employees.

GenTek’s 2,000-plus customers include many of the world’s leading manufacturers of cars and trucks, and heavy equipment, in addition to global energy companies and makers of personal-care products. Additional information about the Company is available at the Company’s web site: www.gentek-global.com.

Forward Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements, other than statements of historical facts, included herein may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that these assumptions and expectations will prove to have been correct. Important factors that could cause actual results to differ from these expectations include, among others, our outstanding indebtedness and leverage; the impact of the restrictions imposed by our indebtedness; our ability to fund and execute our business plan; potential adverse developments with respect to our liquidity or results of operations; the high degree of competition in certain of our businesses, and the potential for new competitors to enter into those businesses; continued or increased price pressure in our markets; customers and suppliers seeking contractual and credit terms less favorable to us; our ability to maintain customers and suppliers that are important to our operations; our ability to attract and retain new customers; the impact of possible substantial future cash funding requirements for our pension plans, including if investment returns on pension assets are lower than assumed; the impact of any possible failure to achieve targeted cost reductions; increases in the cost of raw materials, including energy and other inputs used to make our products; future modifications to existing laws and regulations affecting the environment, health and safety; discovery of unknown contingent liabilities, including environmental contamination at our facilities; suppliers’ delays or inability to deliver key raw materials; breakdowns or closures of our or certain of our customers’ plants or facilities; inability to obtain sufficient insurance coverage or the terms thereof; domestic and international economic conditions, fluctuations in interest rates and in foreign currency exchange rates; the cyclical nature of certain of our businesses and markets; the potential that actual results may differ from the estimates and assumptions used by management in the preparation of the consolidated financial statements; future technological advances which may affect our existing product lines; the potential exercise of our Tranche B and Tranche C warrants and other events could have a substantial dilutive effect on our common stock; and other risks detailed from time to time in our SEC reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

				Schedule 1
	GenTek Inc.
Consolidated Statement of Operations
(In Millions except per share amounts)(1)
	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	Sept 30,	Sept 30,	Sept 30,	Sept 30,
	2007	2006	2007	2006
Revenues	$151.3	$158.5	$465.7	$445.5
Cost of sales	128.8	131.2	388.1	363.5
Selling, general and administrative expense	13.2	13.5	38.7	38.2
(Gains) losses on disposition of long-term assets	(10.1)	(0.2)	(10.0)	(0.1)
Restructuring and impairment charges	1.7	0.2	4.6	1.6
Pension curtailment and settlement (gains)/losses	(2.6)	—	(3.3)	(0.6)

Operating profit	20.4	13.8	47.6	42.9
Interest expense, net	5.4	6.1	17.4	22.4
Other (income)/expense, net	—	—	(0.2)	0.3

Income from continuing operations before income taxes	15.0	7.7	30.4	20.3
Income tax provision	6.4	3.4	12.8	8.7

Income/(loss) from continuing operations	8.6	4.3	17.7	11.6
Income/(loss) from discontinued operations (net of tax benefit)	0.6	(1.4)	(6.7)	(1.2)

Net income/(loss)	$9.2	$2.9	$11.0	$10.4

Weighted average common shares	10.4	10.2	10.3	10.2
Weighted average common and equivalent shares	11.5	11.2	11.6	10.8
Income/(loss) per common share — basic:
Income/(loss) from continuing operations	$0.83	$0.42	$1.71	$1.14
Income/(loss) from discontinued operations	0.06	(0.14)	(0.65)	(0.11)

Net income/(loss)	$0.89	$0.28	$1.06	$1.03

Income/(loss) per common share — assuming dilution:
Income/(loss) from continuing operations	$0.75	$0.38	$1.52	$1.07
Income/(loss) from discontinued operations	0.05	(0.12)	(0.58)	(0.11)

Net income/(loss)	$0.80	$0.26	$0.95	$0.96

(1) Totals may differ slightly from the sum of the respective line items due to rounding.

				Schedule 2
	GenTek Inc.
	Reconciliation of Net Income to Adjusted EBITDA
	(In Millions)
	(Unaudited)
	Three Months		Nine Months
	ended		ended
	September 30,		September 30,
	2007	2006	2007	2006
Net income loss	$9.2	$2.9	$11.0	$10.4
Restructuring and impairment charges	1.7	0.2	4.6	1.6
Pension curtailment and settlement (gains)/losses	(2.6)	—	(3.3)	(0.6)
(Gains)/losses on disposition of long-term assets	(10.1)	(0.2)	(10.0)	(0.1)
Income tax	6.4	3.4	12.8	8.7
Net interest	5.4	6.1	17.4	22.4
Depreciation & amortization (1)	8.8	8.0	26.3	23.6
(Income)/loss from discontinued operations	(0.6)	1.4	6.7	1.2

Adjusted EBITDA	$18.2	$21.9	$65.3	$67.1

(1) Depreciation and amortization excludes amortization of financing costs which are included in interest expense.